Citigroup Funding Inc.	Pricing Sheet dated April 27, 2010 relating to Offering Summary No. 2010-MTNDD512 dated March 26, 2010 Registration Statement Nos. 333-157386 and 333-157386-01 Filed pursuant to Rule 433

STRUCTURED INVESTMENTS

Opportunities in Commodities

2,219 PLUS Based on the Value of the Dow Jones-UBS Commodity IndexSM due October 27, 2011

Performance Leveraged Upside SecuritiesSM

PRICING TERMS – APRIL 27, 2010
Issuer:	Citigroup Funding Inc.
Guarantee:

Any payments due on the PLUS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, because the PLUS are not principal protected, you may receive an amount at maturity that is substantially less than the stated principal amount of your initial investment and could be zero.

Aggregate principal amount:	$2,219,000
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS (see “Underwriting fee and issue price” below)
Pricing date:	April 27, 2010
Original issue date:	April 30, 2010
Maturity date:	October 27, 2011
Underlying commodity index:	Dow Jones-UBS Commodity IndexSM
Payment at maturity:

If the final index value is greater than the initial index value,

•    $1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final index value is less than or equal to the initial index value,

•    $1,000 x index performance factor

This amount will be less than or equal to the stated principal amount of $1,000 and could be zero. There is no minimum payment at maturity on the PLUS.

Maximum payment at maturity:	$1,180 per PLUS (118% of the stated principal amount)
Leveraged upside payment:	$1,000 x leverage factor x index percent increase
Leverage factor:	300%
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	133.3635
Final index value:	The index closing value on the valuation date
Valuation date:	October 20, 2011, subject to postponement for non-index business days and certain market disruption events
CUSIP:	17308CNU6
ISIN:	US17308CNU61
Listing:	The PLUS will not be listed on any securities exchange.
Underwriter:	Citigroup Global Markets Inc., an affiliate of the issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” in the related offering summary.

Underwriting fee and issue price:	Price to public(1)	Underwriting fee(1)(2)	Proceeds to issuer
Per PLUS	$1,000	$20	$980
Total	$2,219,000	$44,380	$2,174,620

(1)	The actual price to public and underwriting fee for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is $992.50 per PLUS. Please see “Syndicate Information” on page 6 of the related offering summary for further details.

(2)	Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $20 for each PLUS they sell. See “Fees and selling concessions” on page 6 of the related offering summary. The selling concession may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by an investor. See “Syndicate Information” on page 6 of the related offering summary.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PLUS PRODUCT SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary filed on March 26, 2010:

http://www.sec.gov/Archives/edgar/data/1318281/000119312510068783/dfwp.htm

PLUS Product Supplement filed on December 3, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000119312509246765/d424b2.htm

Prospectus Supplement filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

Prospectus filed on February 18, 2009:

http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

THE PLUS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR

ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

“Dow Jones®,” “DJ,” “UBS,” “Dow Jones-UBS Commodity IndexSM,” and “DJ-UBSCISM” are service marks of Dow Jones & Company, Inc. (“Dow Jones”) and UBS AG (“UBS AG”), as the case may be, and have been licensed for use for certain purposes by Citigroup Global Markets Inc.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including a PLUS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“Commission”) for the offering to which this communication relates. Before you invest, you should read the PLUS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding Inc. and Citigroup Inc. have filed with the Commission for more complete information about Citigroup Funding Inc., Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the Commission’s website at www.sec.gov. Alternatively, you can request the PLUS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.